WASHINGTON MUTUAL INVESTORS FUND, INC.
                             ARTICLES SUPPLEMENTARY
The undersigned, Stephen Hartwell, whose mailing address is 1101 Vermont Avenue, N.W., Washington, DC 20005, Chairman of the above-named Corporation, does hereby file these Supplementary Articles to the Corporation's Articles of Incorporation.
 FIRST: Article VI (a) and (b) of the Corporation's Articles of Incorporation, as amended, have been amended to read as follows:
(a) The total number of shares of stock of all classes and series which the Corporation has authority to issue is four billion (4,000,000,000) shares of capital stock (par value $1.00 per share), amounting in aggregate par value to four billion dollars ($4,000,000,000). All of the authorized shares of capital stock of the Corporation are classified as "common stock". The Board of Directors has further divided and reclassified the common stock of the Corporation into four classes of shares, designated Class A, Class B, Class C and Class F. The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fourth ($) of the authorized but unissued shares of all classes of common stock; PROVIDED HOWEVER, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and PROVIDED, FURTHER, that at all times the aggregate number of authorized Class A shares, Class B shares, Class C shares and Class F shares of common stock shall not exceed the authorized number of shares of common stock (I.E., 4,000,000,000 shares until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law). The Board of Directors is hereby empowered to increase or decrease, from time to time, the total number of shares of capital stock or the number of shares of capital stock of any class or series that the Corporation shall have the authority to issue without any action by the shareholders.
(b) Except to the extent provided otherwise by the Articles of Incorporation, all classes of shares of the Corporation shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption; PROVIDED HOWEVER, that notwithstanding anything in the Articles of Incorporation to the contrary:
(i) Each class of shares of the Corporation may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;
(ii) Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class;
(iii)   Except as otherwise provided hereinafter, on the first Friday of the first
calendar month following the expiration of a 96-month period commencing on the first day of the calendar month during which Class B shares were purchased by a holder thereof (if such Friday is not a business day, on the next succeeding business day), such shares (as well as a pro rata portion of any Class B shares purchased through the reinvestment of dividends or other distributions paid on all Class B shares held by such holder) shall automatically convert to Class A shares on the basis of the respective net asset values of the Class B shares and the Class A shares on the conversion date; PROVIDED HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class B shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class B shares shall have the right to exchange from time to time any or all of such Class B shares held by such holder for Class A shares on the basis of the respective net asset values of the Class B shares and the Class A shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class B shares represented by stock certificates shall be subject to tender of such certificates.
 (iv) Except as otherwise provided hereinafter, on a business day no later than the fifteenth day of the first calendar month following the expiration of a 120-month period commencing on the first day of the calendar month during which Class C shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class C shares purchased through the reinvestment of dividends or other distributions paid on all Class C shares held by such holder) shall automatically convert to Class F shares on the basis of the respective net asset values of the Class C shares and the Class F shares on the conversion date; provided, however, that the Board of Directors, in its sole discretion, may suspend the conversion of Class C shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class C shares shall have the right to exchange from time to time any or all of such Class C shares held by such holder for Class F shares on the basis of the respective net asset values of the Class C shares and Class F shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class C shares represented by stock certificates shall be subject to tender of such certificates; and
 (v) Subject to the foregoing paragraph, each class of shares of the Corporation may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.
 SECOND: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.
 THIRD: The foregoing amendment to the Corporation's Articles of Incorporation does not increase the authorized capital stock of the Corporation. Prior to the amendment, the authorized number of Class A Shares was 3 billion (3,000,000,000), the authorized number of Class B shares was 1 billion (1,000,000,000), and there were no authorized Class C or Class F shares.
 FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.
IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and attested by its Secretary on this 24th day of January, 2001.
 WASHINGTON MUTUAL INVESTORS FUND, INC.
 By:
          Stephen Hartwell
          Chairman of the Board
ATTEST:
By:
          Howard L. Kitzmiller
          Secretary
The undersigned, Chairman of the Board of Washington Mutual Investors Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Stephen Hartwell
Chairman of the Board